Exhibit 5.1

600 Congress Avenue, Suite 2200 Austin, TX 78701 Telephone: 512-305-4700 Fax: 512-305-4800 www.lockelord.com

June 19, 2018
Team, Inc.
13131 Dairy Ashford, Suite 600
Sugar Land, Texas 77478

Ladies and Gentlemen:
We have acted as counsel to Team, Inc., a Delaware corporation (the “Company”), in connection with the registration of 450,000 shares of common stock of the Company, $0.30 par value per share (the “Shares”), under the Team, Inc. 2018 Equity Incentive Plan (the “Plan”), pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 19, 2018 (the “Registration Statement”).
In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following:

(a)	the Registration Statement;

(b)	the Amended and Restated Certificate of Incorporation of the Company, as amended to date;

(c)	the Amended and Restated Bylaws of the Company, as amended to date;

(d)	certain resolutions of the Board of Directors of the Company;

(e)	the Plan; and

(f)	such other instruments and documents as we have deemed relevant or necessary in connection with our opinion set forth herein.
We have also examined such statutes, including the Delaware General Corporation Law (the “DGCL”), and regulations as we have deemed necessary or advisable for the purposes of this opinion
In our examination, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents; (iv) the authority of all persons signing any document; (v) the enforceability of all the documents and agreements we have reviewed in accordance with their respective terms against the parties thereto; and (vi) the truth and accuracy of all matters of fact set forth in all certificates and other instruments furnished to us.
Based on the foregoing and on such legal considerations as we deem relevant and subject to the qualifications and limitations set forth herein, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plan have been duly authorized and, when issued in accordance with the terms of the Plan and the related agreements thereunder, as applicable, will be validly issued, fully paid and non-assessable.
The opinion expressed above is limited to the DGCL, including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting Delaware General Corporation Law, and the federal laws

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Team, Inc.

of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.
This opinion is rendered on the date hereof, and we have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of which we have become aware after the date hereof.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,
/s/ Locke Lord LLP
Locke Lord LLP